UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: February 16, 2009
(Date of earliest event reported)
Imation Corp.
(Exact name of registrant as specified in its charter)
Commission File Number: 1-14310

Delaware	41-1838504
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1 Imation Way
Oakdale, Minnesota 55128
(Address of principal executive offices, including zip code)
(651) 704-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Exhibit 10.1
Exhibit 99.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Effective February 16, 2009, Mark E. Lucas resigned from the Board of Directors of Imation Corp. (the “Company”) in connection with his appointment as the Company’s President and Chief Operating Officer. Mr. Lucas had been a director of Imation since April 2007 and served as a member of the Company’s Audit and Finance Committee and Compensation Committee. Mr. Lucas’s resignation from the Board of Directors was a requirement of his employment offer letter discussed below and was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.
On February 16, 2009, the Company announced that Jacqueline A. Chase, Vice President, Human Resources will be leaving the Company to pursue other interests, effective May 29, 2009. Upon her departure, Ms. Chase will be entitled to a severance payment under Company’s severance agreement for executive officers.
(c) On February 16, 2009, Mark E. Lucas was appointed by the Board of Directors to serve as the Company’s President and Chief Operating Officer, effective March 17, 2009. Mr. Lucas, 54 years old, had been a director of the Company since April 2007 and previously served as Chairman and Chief Executive Officer of Geneva Watch Group, a designer, manufacturer and distributor of watches, pens and clocks under its own brand and licensed brands, from November 2005 to August 2008. Prior to that role, Mr. Lucas served as President and Chief Executive Officer of Altec Lansing Technologies, a manufacturer of consumer audio equipment, from June 2001 to August 2005. Mr. Lucas has also held executive management positions at Iomega Corporation, a data storage solutions company, from 2000 to 2001, The Gillette Company, a developer, manufacturer and seller of blades and razors, toiletries and cosmetics, from 1996 to 1999 and Duracell International Inc., a manufacturer and marketer of high-performance alkaline and other batteries, from 1988 to 1996. Mr. Lucas started his career at Nestle Corp.
The terms of Mr. Lucas’s employment, as set forth in an employment offer letter from the Company (the “Employment Offer Letter”), are described below. Such description is qualified in its entirety by reference to the full text of the Employment Offer Letter, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Pursuant to the Employment Offer Letter, Mr. Lucas will be entitled to:
•	base salary in the amount of $625,000;

•	participate on a pro-rated basis in the Company’s 2009 Annual Bonus Program whereby Mr. Lucas is eligible to receive, based on the Company’s achievement of certain performance objectives, a target annual bonus equal to 80% of his base salary up to a maximum bonus payout of 120% of his base salary;

•	stock options valued at $900,000 which have a ten-year term and will vest ratably over a four-year period;

•	shares of restricted stock valued at $900,000 which will vest ratably over a four-year period;

•	participate in the Company’s medical, dental, pension and 401(k) plans;

•	the Company’s standard relocation package to assist in Mr. Lucas’s move from Connecticut to Minnesota;

•	benefits available to other executive officers: reimbursement of up to $2,500 in tax preparation expenses; reimbursement for costs associated with a comprehensive annual medical exam; and the payment of premiums on an executive life insurance policy; and

•	25 days of paid time off each calendar year (which will be pro-rated for 2009).
The Employment Offer Letter also provides that the Company and Mr. Lucas will enter into the Company’s form of severance agreement for executive officers and the Company’s standard form of employee agreement. Mr. Lucas’s employment is conditioned upon acceptable results of his pre-employment screening and execution of the employee agreement.

Upon the 2008 Annual Meeting of Stockholders held on May 7, 2008, Mr. Lucas was granted options to purchase 11,574 shares of the Company’s common stock (the “Options”) and 3,632 shares of restricted stock (the “Restricted Stock”) as part of the compensation paid to non-employee directors of the Company. The Options and Restricted Stock vest in full on the anniversary of their grant date. On February 16, 2009, the Compensation Committee determined to immediately accelerate the vesting of the Options and Restricted Stock in connection with Mr. Lucas’s resignation from the Board of Directors.
Other than as described above, there are no arrangements or understandings between Mr. Lucas and any other persons pursuant to which Mr. Lucas was selected as President and Chief Operating Officer of the Company. Mr. Lucas does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be a party in which the amount involved exceeds $120,000, nor has Mr. Lucas had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year. A press release, dated February 17, 2009, announcing Mr. Lucas’s appointment as President and Chief Operating Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
(e) On February 16, 2009, the Board of Directors approved the design and categories of financial performance targets for the Company for its 2009 Annual Bonus Plan. The payout of bonuses will be derived through achievement of certain levels of board approved performance targets for operating income and free cash flow.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Employment Offer Letter from Imation Corp. to Mark E. Lucas.

99.1	Press release dated February 17, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMATION CORP.
By:	/s/ Paul R. Zeller
Paul R. Zeller
Vice President and Chief Financial Officer

Date: February 17, 2009

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Employment Offer Letter from Imation Corp. to Mark E. Lucas.

99.1	Press release dated February 17, 2009.

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